Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-260759, 333-234506 and 333-234505 on Form S-8 of our report dated March 1, 2023, relating to the consolidated financial statements of Mayville Engineering Company, Inc. appearing in this Annual Report on Form 10-K of Mayville Engineering Company, Inc for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

March 1, 2023